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                                   EXHIBIT 99


                               MHM SERVICES, INC.

                           Contact: Michael S. Pinkert
                      President and Chief Executive Officer
                                  703-749-4610

                              FOR IMMEDIATE RELEASE

                            WILLIAM P. FERRETTI JOINS
                         MHM SERVICES BOARD OF DIRECTORS

  VIENNA, VA., August 29, 1996 - MHM Services, Inc. (AMEX: MHM) formerly Mental Health Management has appointed William P. Ferretti to the Company's Board of Directors, effective August 26. Ferretti replaces Abraham D. Gosman who resigned his position to focus on other business commitments.
  "We feel very fortunate to have Bill Ferretti on the MHM Services Board. His more than 20 years of experience in healthcare delivery, including practice management and hospice care, will be invaluable to our Company," said Michael S. Pinkert, President and Chief Executive Officer of MHM Services, Inc.
    Ferretti is Co-Founder, Chairman and CEO of Medstar Television, Inc., the largest producer and syndicator of televised medical news in the U.S. Medstar programming is carried on ABC, CBS and NBC TV affiliates in over 130 cities and on cable networks, including HBO, The Discovery Channel, and The Learning Channel. HEALTH MATTERS, Medstar's long-running TV series, has been underwritten by nearly 100 academic medical centers, multi-hospital systems, and managed care organizations.
 Ferretti currently serves on the board of directors of U.S. Physicians, Inc., a physician practice management company, and Vitas Healthcare, a provider of hospice services. Previously, he was a director of Access health, which provides personal health information to health plan members.
    In addition, Ferretti is a general partner of the NEPA Venture Fund-Il, a venture capital firm.

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 Ferretti received a masters degree from Yale University where he is an adjunct faculty member. He formerly served as President of the Yale University Hospital Administration Alumni Association.
    MHM Services, Inc., based in Vienna, Virginia, provides sub-acute medical specialty and behavioral health services via practice management of non-physician medical specialties. The Company serves over 800 extended care facilities, nursing homes, assisted living centers, other adult community living institutions and schools in 12 states and is a leader in the privatization or programs to underserved populations and beneficiaries of public funds. Services provided include behavioral healthcare, podiatry, optometry and dentistry.